Exhibit 10.1

EXCHANGE AGREEMENT

by and between

HANOVER BANCORP, INC.

and

CASTLE CREEK CAPITAL PARTNERS VIII, LP

Dated as of April 25, 2024

This EXCHANGE AGREEMENT is made and entered into as of April 25, 2024 (this “Agreement”) by and between Hanover Bancorp, Inc., a New York corporation (the “Company”), and Castle Creek Capital Partners VIII, LP, a Delaware limited partnership (the “Investor”).

RECITALS

A.	The Investor is, as of the date hereof, the record and beneficial owner of 640,750 shares (the “Investor Common Shares”) of the Company’s common stock (the “Common Shares”).

B.	The Investor is, as of the date hereof, also the record and beneficial owner of 150,000 shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”).

C.	The Investor desires to purchase additional Common Shares in one or more private secondary market transactions (the “Purchases”).

D.	The Company and the Investor desire to exchange (the “Exchange”) 125,000 of the Investor Common Shares (the “Exchanged Shares”) for Series A Preferred Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE CLOSING; CONDITIONS TO THE CLOSING

Section 1.1                                   The Closing.

(a)                                 The closing of the Exchange (the “Closing”) will take place remotely via the electronic exchange of documents and signature pages, as the parties may agree. The Closing shall take place on the date hereof; provided, however, that the conditions set forth in Sections 1.1(c), (d) and (e) shall have been satisfied or waived, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)                                 Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.1, at the Closing (i) the Company will or will cause the transfer agent for the Series A Preferred Shares (as applicable) to register the Series A Preferred Shares in the name of the Investor and deliver or cause to be delivered reasonably satisfactory evidence of such registration to the Investor and (ii) the Investor will deliver the certificate(s) or book-entry shares representing the Exchanged Shares to the Company.

(c)                                  The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of the conditions that (i) any approvals, non-objections or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement or impose material limits on the ability of any party to this Agreement to consummate the transactions contemplated by this Agreement.

 (d)                                 The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i)                                     (A) the representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct in all material respects as though made on and as of the date of this Agreement and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(ii)                                  the Investor shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Section 1.1(d)(i) have been satisfied; and

(iii)                               the Company shall have delivered evidence in book-entry form, evidencing the issuance of the Series A Preferred Shares  to the Investor.

(e)                                  The obligation of the Company to consummate the Exchange is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i)                                     (A) the representations and warranties of the Investor set forth in Article V of this Agreement shall be true and correct in all material respects as though made on and as of the date of this Agreement and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all material respects as of such other date) and (B) the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(ii)                                  the Company shall have received a certificate signed on behalf of the Investor by an executive officer or principal certifying to the effect that the conditions set forth in Section 1.1(e)(i) have been satisfied.

Section 1.2                                   Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Schedules” such reference shall be to a Recital, Article or Section of, or Schedule to, this Agreement, unless otherwise indicated.. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

ARTICLE II

EXCHANGE

Section 2.1                                   Exchange. On the terms and subject to the conditions set forth in this Agreement, upon the Closing (i) the Company agrees to issue to the Investor, in exchange for the 125,000 Exchanged Shares, 125,000 Series A Preferred Shares, and (ii) the Investor agrees to deliver to the Company certificate(s) or book-entry shares representing the Exchanged Shares.

Section 2.2                                   Exchange Documentation. Settlement of the Exchange will take place on the Closing Date, at which time the Investor will cause delivery of the Exchanged Shares to the Company or its designated agent and the Company will cause delivery of the Series A Preferred Shares to the Investor.

Section 2.3                                   Status of Preferred Shares after Closing. The Exchanged Shares exchanged for the Series A Preferred Shares pursuant to this Article II are being reacquired by the Company and shall have the status of authorized but unissued Common Shares and may be issued or reissued.

Section 2.4                            Securities Act Exemption. The Exchange is being effected pursuant to an exemption from registration under the Securities Act, including but not limited to Section 3(a)(9) thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as of the date hereof and as of the Closing Date:

Section 3.1                                   Existence and Power.

(a)                                 Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not and would not in the reasonable judgment of the Company be expected to be material to the Company or any of its Subsidiaries, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. Each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (each, a “Subsidiary”), including, without limitation, Hanover Community Bank, has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. The certificate of incorporation and bylaws of the Company, copies of which have been available to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b)                                 Capitalization. The authorized capital stock of the Company consists of  32,000,000 shares, of which (i) 17,000,000 shares are designated as Common Shares, of which 7,249,469 shares are issued and outstanding as of the date hereof (the “Capitalization Date”) and (ii) 15,000,000  shares are designated as preferred shares, of which (A) 450,000 were designated as the “SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK” and 150,000 were issued and outstanding as of the Capitalization Date. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), and have been issued in compliance with applicable securities laws. As of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Common Shares or Series A Preferred Shares that are not reserved for issuance, and the Company has not made any other commitment to authorize, issue or sell any Common Shares or Series A Preferred Shares except pursuant to this Agreement or pursuant to equity awards outstanding.

Section 3.2                                   Authorization and Enforceability.

(a)                                 The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, which includes the issuance of the Series A Preferred Shares .

(b)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exceptions”).

Section 3.3                                   Series A Preferred Shares . The Series A Preferred Shares have been duly and validly authorized by all necessary action, and, when issued and delivered pursuant to this Agreement, such Series A Preferred Shares  will be duly and validly issued and fully paid and non-assessable free and clear of any liens or encumbrances, will not be issued in violation of any preemptive rights, and will not subject the holder thereof to personal liability.

Section 3.4                                   Non-Contravention.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(b)                                 Other than the filing of any current report on Form 8-K required to be filed with the Securities and Exchange Commission (“SEC”), such filings and approvals as are required to be made or obtained under any state “blue sky” laws, and such consents and approvals that have been made or obtained, no notice to, filing with or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange except for any such notices, filings, reviews, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.5                                   Anti-Takeover Provisions. The consummation of the transactions contemplated by this Agreement will not be subject to any “moratorium,” “control share,” “fair price,” “interested stockholder” or other anti- takeover laws and regulations of the State of New York.

Section 3.6                                   No Material Adverse Effect. With the exception of any impacts that may result from the current coronavirus (COVID-19) pandemic, since August 12, 2022, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon the Company, its results of operations or prospects, other than as disclosed in the Company’s filings with the SEC under the Securities Exchange Act of 1934, as amended.

Section 3.7                                   Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the issuance of the Series A Preferred Shares  under the Securities Act and the rules and regulations of the SEC promulgated thereunder), which would reasonably be expected to subject the issuance  of the Series A Preferred Shares  to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

Section 3.8                                   Brokers and Finders. No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Subsidiary for which the Investor could have any liability.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company as of the date hereof and as of the Closing Date:

Section 4.1                                   Organization; Authority. The Investor is an entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor. This Agreement has been duly and validly executed and delivered by the Investor. Assuming due authorization, execution and delivery by Company, this Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.2                                   Non Contravention.

(a)                                 The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Investor with the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

(b)                                 Other than such consents and approvals that have been made or obtained, no notice to, filing with or review by, or authorization, consent or approval of, any governmental entity is required to be made or obtained by the Investor in connection with the consummation by the Investor of the Exchange.

ARTICLE V

COVENANTS

Section 5.1                                   Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law, so as to permit consummation of the Exchange, as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

Section 5.2                                   Certain Notifications Until Closing. From the date hereof until the Closing, the Company shall promptly notify the Investor of (a) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect, (b) any action or proceeding pending or, to the knowledge of such party, threatened against such party that questions or might question the validity of this Agreement or seeks to enjoin or otherwise restrain the transactions contemplated hereby, and (c) with respect to the Company, any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect; provided, however, that delivery of any notice pursuant to this Section 5.2 shall not limit or affect any rights of or remedies available to the Investor.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                   Unregistered Series A Preferred Shares . The Investor acknowledges that the Series A Preferred Shares have not been registered under the Securities Act or under any state securities laws. The Investor is acquiring the Series A Preferred Shares pursuant to an exemption from registration under the Securities Act, including but not limited to Section 3(a)(9) thereof.

Section 6.2                                   Legend. The Investor and the Company agree that all certificates or other instruments representing the Series A Preferred Shares will not bear a legend.

Section 6.3                                   Certain Transactions. The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement to be performed and observed by the Company.

Section 6.4                                   Transfer of Series A Preferred Shares . Subject to compliance with applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Series A Preferred Shares  at any time, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Series A Preferred Shares

Section 6.5                                   Access; Information.

(a)Effective upon the Investor’s acquisition of additional Common Shares such that the sum of the number of Common Shares and Series A Preferred Shares held by the Investor and its Affiliates equals at least 865,000 shares, as adjusted for any stock split or similar event (the “Ownership Trigger”), the Investor and its affiliates shall be provided with access, information, and other rights as provided in the VCOC letter agreement in the form attached hereto as Exhibit A, dated as of the Closing Date, between the Company and the Investor (the “VCOC Letter Agreement”).
(b)Without limiting Section 6.5(b), effective upon the Ownership Trigger and continuing for so long as the Investor together with its affiliates owns at least four point nine percent (4.9%) of the Common Shares then outstanding (the “Minimum Ownership Interest”), irrespective of whether the Investor has a right to designate a director to serve on or an observer to attend meetings of the Board, the Investor shall be provided with all documents and information provided to members of the Board in connection with monthly Board meetings; provided, however, that the Company shall not be required to provide such documents and information to the extent (and only to the extent) they constitute confidential supervisory information or documents or information the disclosure of which is prohibited by applicable law or with regard to which the disclosure would void any privilege applicable to such information or documents or cause the Company or the Bank to violate any contractual requirement of confidentiality; provided, further, that the Company shall use commercially reasonable efforts to provide such information to the Investor in an alternate manner.  All documents and information provided under this Section 6.5(b) will be subject to the confidentiality provisions contained in the VCOC Letter Agreement.

Section 6.6Board Representative and Observer.

(a)Effective upon the Ownership Trigger, upon the written notice by the Investor that it desires to appoint a representative to the Board of Directors of the Company (the “Board”), the Company will promptly cause an individual designated by the Investor (the “Board Representative”) to be elected or appointed to the Board, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and further provided that such Board Representative will meet all applicable requirements of the Commission and the market on which the Common Shares are then trading to be deemed “independent”; the boards of directors of the Bank and any Future Bank (the “Bank Boards”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Bank; provided that the Investor’s right to designate the Board Representative will continue only so long as the Investor, together with its affiliates, in the aggregate meets the Minimum Ownership Interest.  So long as the Investor, together with its affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board at the Company’s annual meeting of shareholders, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company and satisfaction of the Board’s fiduciary duties.  If the Investor no longer has a Minimum Ownership Interest, the Investor will have no further rights under Section 6.6(a) through (b) and, at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board and the Bank Boards as promptly as possible thereafter.
(b)Subject to applicable law and Section 6.6(a), the Board Representative shall be one of the Company’s nominees to serve on the Board.  Subject to Section 6.6(a), the Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.  The Company shall ensure that the Board and the Bank Boards shall each have at least five (5) members for so long as the Investor shall have the right to appoint a Board Representative.
(c)Subject to Section 6.6(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Board of the Board Representative, the Investor shall have the right to designate the replacement for the Board Representative.  The Board and the Bank Boards shall use their reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board and the Bank Boards), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.
(d)The Company hereby agrees that, from and after the Closing Date, for so long as the Investor and its affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board and the Bank Boards (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by the Investor (the “Observer”) to attend meetings of the Board or the Bank Boards, as applicable, in a nonvoting, nonparticipating observer capacity.  The Observer shall not have any right to vote on any matter presented to the Board, the Bank Boards or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board or the Bank Boards at the same time and in the same manner as the members of the Board or the Bank Boards, shall provide the Observer with all written materials and other information given to members of the Board or the Bank Boards at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information, or any information if the provision of such information would void any privilege such information is subject to or cause the Company or the Bank to breach any contractual requirement of confidentiality) and shall permit the Observer to attend as an observer at all meetings thereof.  In the event the Company, the Bank or any bank that becomes a Subsidiary of the Company at any time following the date hereof (a “Future Bank”) proposes to take any action by written consent in lieu of a meeting, the Company, the Bank or any Future Bank shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. If the Investor no longer has a Minimum Ownership Interest, the Investor will have no further rights under this Section 6.6.
(e)The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board or the Bank Boards, as applicable.  The Company, the Bank and any Future Bank shall notify the Board Representative or Observer of all regular meetings and special meetings of the Board and the Bank Boards and of all regular and special meetings of any committee of the Board and the Bank Boards. The Company, the Bank and any Future Banks shall provide the Board Representative or Observer (and, for as long as the Investor continues to own the Minimum Ownership Interest, the Investor if there is no Board Representative or Observer, but excluding any information that is confidential and related to a regulatory examination or any information if the provision of such information would void any privilege such information is subject to or cause the Company or the Bank to breach any contractual requirement of confidentiality) with copies of all notices, minutes, consents and other material that it provides to all members of the Board and the Bank Boards, respectively, at the same time such materials are provided to the other respective members.
(f)The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor and/or its respective affiliates (collectively, the “the Investor Indemnitors”).  The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, the Bank or any Future Bank, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Boards, as applicable) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.
(g)This Section 6.6 supersedes and replaces entirely that certain Board Observation Agreement, dated as of October 28, 2022, by and between the Investor and the Company (the “Board Observation Agreement”), and upon execution of this Agreement each of the Investor and the Company agree that the Board Observation Agreement shall be automatically terminated (without further action of either party) and shall be of no further force and effect.

ARTICLE VII

Right of first OFFER

Section 7.1        Definitions.  With respect to this Article III, the following capitalized terms shall have the meaning therein set forth:

(a)

“Company Notice” means written notice from the Company notifying the selling Investor that the Company intends to exercise its Right of First Offer as to some or all of the Subject Shares with respect to any Proposed Transfer.

(b)

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Subject Shares (or any interest therein) proposed by the Investor.

(c)	“Proposed Transfer Notice” means written notice from the Investor setting forth the terms and conditions of a Proposed Transfer.
(d)

“Right of First Offer” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Subject Shares with respect to a Proposed Transfer, at the price set forth in the Proposed Transfer Notice.

(e)	“Subject Shares” means the Series A Preferred Shares and the Common Shares into which they may be converted pursuant to their terms.

Section 7.2        Grant.  Subject to the terms set forth herein, in the event the Investor proposes to undertake a Proposed Transfer, the Investor must comply with the terms of Section 3.2 hereof.

Section 7.3        Notice and Exercise.  The Investor, upon proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company not later than thirty (30) days prior to the commencement of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the price  at which the Investor is willing to undertake the Proposed Transfer and the number of Subject Shares the Investor is willing to sell as part of the Proposed Transfer.  The Company shall then have the right, but not the obligation, to purchase some or all of the Subject Shares that are the subject of the Proposed Transfer Notice. To exercise its Right of First Offer and purchase all or any part of the Subject Shares listed in the Proposed Transfer Notice, the Company must deliver a Company Notice to the Investor within ten (10) days after delivery of the Proposed Transfer Notice stating the number of Subject Shares the Company is willing to purchase.  If the Company does not exercise its Right of First Offer within the time allowed under this Subsection for such exercise, elects to purchase some, but not all, of the Subject Shares which are the subject of the Proposed Transfer Notice, or fails to purchase the Subject Shares which are the subject of the Company Notice in accordance with this subsection, the Investor shall be free, following the expiration of such time for exercise or such failure to purchase pursuant to any exercise, to sell  the Subject Shares specified in such Proposed Transfer Notice, or those Subject Shares specified in the Proposed Transfer Notice which are not accepted for purchase by the Company in the Company Notice, on terms no less favorable to the Investor than the terms specified in such Proposed Transfer Notice.  Investor shall promptly disclose in writing to the Company the price at which any such Subject Shares were ultimately sold. Any Proposed Transfer by the Investor that would be on terms less favorable to the Investor than the terms specified in the Proposed Transfer Notice shall be subject to Section 3.2 and require a new Proposed Transfer Notice before the Proposed Transfer can be undertaken.

Section 7.4 Consideration; Closing.  If the consideration proposed to be paid for the Subject Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined reasonably and in good faith by the Company’s Board of Directors and as set forth in the Company Notice.  If the Company cannot for any reason pay for the Subject Shares in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof, as determined reasonably and in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Subject Shares by the Company shall take place, and all payments from the Company shall have been delivered to the Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) thirty (30) days after delivery of the Proposed Transfer Notice.

Section 7.5  Effect of Failure to Comply.

(a)Transfer Void; Equitable Relief.  Any Proposed Transfer not made in compliance with the requirements of this Article III shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Article III would result in substantial harm to the other party hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Subject Shares not made in strict compliance with this Agreement).
(b)Violation of First Offer Right.  If the Investor becomes obligated to sell any Subject Shares to the Company under this Agreement and fails to deliver such Subject Shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to the Investor the purchase price for such Subject Shares as is herein specified and transfer to the name of the Company on the Company’s books any certificates, instruments, or book entry representing the Subject Shares to be sold.

Section 7.6  Prohibited Transferees. Notwithstanding the foregoing, the Holder shall not transfer any Exchange Shares to any entity which, in the reasonable determination of the Board, directly or indirectly competes with the Company or its subsidiaries.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by either the Investor or the Company if the Closing shall not have occurred by May 3, 2024; provided, however, that in the event the Closing has not occurred by such date, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b)                                 by either the Investor or the Company in the event that any governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (or if any such governmental entity informs the Investor or the Company that it intends to disapprove any notice or application required to be filed by such party in order to consummate the transactions contemplated by this Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; or

(c)                                  by the mutual written consent of the Investor and the Company.

In the event of termination of this Agreement as provided in this Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for fraud, willful misconduct or any breach of this Agreement.

Section 8.2                                   Survival of Representations and Warranties. The representations and warranties of the Company and the Investor made herein or in any certificates delivered in connection with the Closing shall not survive the Closing.

Section 8.3                                   Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

Section 8.4                                   Waiver of Conditions. The conditions to each party’s obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

Section 8.5                                   Governing Law; Submission to Jurisdiction, etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each party agrees that all proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) shall be resolved in the New York courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such New York court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6                                   Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 8.6 prior to 5:00 p.m., Eastern time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 8.6 on a day that is not a Business Day or later than 5:00 p.m., Eastern time, on any Business Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Business Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Hanover Bancorp, Inc.

80 East Jericho Turnpike

Mineola, NY 11501

Attention: Michael P. Puorro

Facsimile:

Email: mpuorro@hanoverbank.com

With a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza FL 6

New Brunswick NJ 08901

Attention: Robert A. Schwartz

Facsimile: (732) 846-8877

Email: rschwartz@windelsmarx.com

If to the Investor:

Castle Creek Capital Partners VIII, LP

c/o Castle Creek Capital LLC

11682 El Camino Real, Suite 320

San Diego, CA 92130

Attention: Tony Scavuzzo, Principal

Telephone: (858) 756-8300

Facsimile: (858) 756-8301

Email: tscavuzzo@castlecreek.com

With a copy to:

Sidley Austin LLP

555 California Street

San Francisco, CA 94104

Attention: Vijay S. Sekhon, Esq.

Telephone: (415) 772-1220

Email: vsekhon@sidley.com

Section 8.7                                   Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except an assignment, in the case of a Business Combination, where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale subject to compliance with Section 6.3. The term “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

Section 8.8                                   Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.9                                   No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies.

Section 8.10                            Entire Agreement, etc.  This Agreement (including the Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. For the avoidance of doubt, the Purchase Agreement shall remain in full force and effect, but shall be deemed amended hereby, and any provisions in this Agreement that supplement, duplicate or contradict any provision of the Purchase Agreement shall be deemed to supersede the corresponding provision of the Purchase Agreement from and after the effective date hereof.

Section 8.11                            Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by electronic transmission or facsimile and such electronic transmissions and facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 8.12                            Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

Section 8.13                            Expenses. Except as otherwise expressly provided  in  this  Agreement,  all  costs  and expenses incurred in connection with this Agreement will be borne and paid by the party incurring the expense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Hanover Bancorp, Inc.

By:	/s/ MICHAEL P. PUORRO
Name:	Michael P. Puorro
Title:	Chairman and Chief Executive Officer

CASTLE CREEK CAPITAL PARTNERS VII, LP

By:	/s/ TONY SCAVUZZO
Name:	Tony Scavuzzo
Title:	Principal

EXHIBIT A

FORM OF VCOC LETTER AGREEMENT

HANOVER Bancorp, Inc.
80 EAST JERICHO TURNPIKE

MINEOLA, NY 11501

April [●], 2024

Castle Creek Capital Partners VIII, LP
11682 El Camino Real, Suite 320
San Diego, CA 92130

Dear Sir/Madam:

Reference is made to the Exchange Agreement by and between Hanover Bancorp, Inc., a New York corporation (the “Corporation”) and  Castle Creek Capital Partners VIII, LP, a Delaware limited partnership (together, the “VCOC Investor”), dated as of April 25, 2024 (the “Exchange Agreement”), pursuant to which the VCOC Investor agreed to exchange certain  shares of the  voting common stock of the Corporation, par value $0.01 per share (the “Common Stock”), for  the Corporation’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock.  Capitalized terms used herein without definition shall have the respective meanings in the Securities Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that, effective upon the VCOC Investor attaining the Ownership Trigger (as defined in the Exchange Agreement), it shall:

●For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock or Series A Preferred Stock provide the VCOC Investor or its designated representative with the governance rights set forth in the Exchange Agreement; provided that this shall not apply to the rights conferred by Section 6.6 of the Exchange Agreement;

●For so long as the VCOC Investor, directly or through one or more Affiliates, continues to satisfy the Minimum Ownership Interest(as defined in the Exchange Agreement) without limitation or prejudice of any of the rights provided to the VCOC Investor under the Exchange Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i)true and correct copies of all documents, reports, financial data and other information as the VCOC Investor may reasonably request (including information that is prepared for monthly meetings of the boards of directors of the Company) and the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

(ii)consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than forty-five (45) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii)to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;

provided, that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the United States Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

●Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

●If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.

HANOVER Bancorp, Inc.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VIII, LP

By: Castle Creek Capital VIII LLC, its general partner

By:
Name:
Title: